CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 23, 2021 on the financial statements and financial highlights of Firsthand Technology Opportunities Fund and Firsthand Alternative Energy Fund, each a series of shares of Firsthand Funds. Such financial statements and financial highlights appear in the 2020 Annual Report to Shareholders, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N1-A of Firsthand Funds. We also consent to the references to the name of our Firm in the Registration Statement and Prospectus.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 30, 2021